Exhibit 99.1

             Shoe Pavilion Announces a 10.7% Increase in
               Comp Store Sales for First Quarter 2005

    PINOLE, Calif.--(BUSINESS WIRE)--April 7, 2005--Shoe Pavilion, Inc. (Nasdaq:SHOE) today announced net sales increased 19.0% to $23.3 million for the first quarter ended April 2, 2005, compared to net sales of $19.6 million for the same period last year. Comparable store net sales for the first quarter ended April 2, 2005 increased 10.7%.
    During the quarter ended April 2, 2005 the Company opened one store and closed two stores in which the leases had expired. Since the end of the quarter the Company closed one store bringing the total number of stores the Company operates to 84. The Company plans to open between eight to ten stores the remainder of 2005.

    Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 84 stores in California, Washington, Oregon and Arizona.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

    CONTACT: Shoe Pavilion, Inc.
             John D. Hellmann, 510-222-4405